After Transitional Year, Acorn Reports Q4 and Full Year 2017 Results with Growth in Internet of Things (IoT) Remote Monitoring and Control of Generators, Pipelines and Other Industrial Assets

Dial-in Number for Investor Call Tomorrow, Tuesday 3/27, at 10:00 am EDT is 844-834-0644

Wilmington, DE – March 26, 2018 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines and other industrial assets, today announced results for its fourth quarter and year ended December 31, 2017. Acorn will host a conference call tomorrow at 10:00 a.m. EDT (details below) to review its results and outlook.

Jan Loeb, President and CEO of Acorn, commented, “2017 was a pivotal year in the transformation of Acorn from a diverse holding company to a focused provider of remote monitoring and control solutions leveraging the value and cost efficiency of the Internet of Things (IoT). Following efforts during 2017 to find a suitable buyer, we completed the sale of our remaining stake in DSIT Solutions in February of this year. The DSIT sale allowed us to recapitalize Acorn by eliminating Acorn’s debt and providing the company with approximately $1.9 million in cash from the transaction, after utilizing sale proceeds to pay transaction expenses and to fully pay or satisfy all amounts due under the loans from Acorn’s directors and from DSIT.

“Our OmniMetrix remote monitoring business continued to grow nicely in 2017, with revenue increasing 21% and gross margin improving to 56%. New orders, a portion of which are booked in deferred revenue, grew 22% in 2017 versus 2016. We remain confident in the business’s ability to continue on a similar growth trajectory in 2018.

“In 2017, we also deconsolidated the GridSense business from our balance sheet following the dissolution of our GridSense subsidiary in the U.S. and deregistration of GridSense in Australia. Following the sale of DSIT and the deconsolidation of GridSense, we can focus 100% of our efforts on our OmniMetrix business. We seek to expand OmniMetrix both organically and by pursuing appropriate and attractively valued complementary technologies and lines of business in remote monitoring or the broader IoT space. We believe that a combination of fostering growth in OmniMetrix’s current business and product lines and a broadening of the Company’s technology and product offerings is the best strategy to accelerate growth in OmniMetrix, drive greater operating efficiencies and further our goal of moving Acorn to cash flow breakeven and ultimately to profitability. Achieving profitability would also allow us to begin utilizing our tax loss carryforwards, which are currently more than $60 million.

“Over the past two years, we’ve moved from a diversified holding company to a focused IoT service provider and at the same time we’ve reduced our annual corporate overhead expenses from $3.6 million to $1.1 million, eliminated corporate debt and improved our cash position. We feel there’s still more we can do to streamline corporate expenses in 2018, and this lower cost structure, combined with OmniMetrix growth, will continue to drive improved financial performance.”

Acorn Financial Results

DSIT’s results of operations were fully consolidated within Acorn’s financial statements during the period January 1, 2016 through April 21, 2016. Thereafter, DSIT’s results were deconsolidated and Acorn’s share of DSIT net income was recorded under the equity method as “Share of income in DSIT.”

Reflecting growth in its OmniMetrix subsidiary, Acorn’s fourth quarter 2017 revenue increased 8% to $1,124,000 from $1,041,000 in the fourth quarter 2016. Principally reflecting the impact of the DSIT deconsolidation in April 2016, Acorn’s revenue for the full year of 2017 decreased to $4,350,000 from $8,659,000 in 2016, which included $5,074,000 of DSIT revenue. Excluding DSIT, Acorn’s revenue from its OmniMetrix subsidiary increased 21% to $4,350,000 in 2017 from $3,585,000 recorded in 2016.

Acorn reported a fourth quarter 2017 net loss attributable to shareholders of $694,000, or $0.02 per share, compared to net income attributable to shareholders of $32,000, or $0.00 per share, in the fourth quarter of 2016. The fourth quarter of 2017 included a $308,000 impairment of Acorn’s investment in DSIT which was sold in February 2018. The impairment was the result of the reduction of the carrying value of Acorn’s investment to the sales price of the February 2018 sale.

For the full year 2017, Acorn reported a net loss attributable to shareholders of $1,169,000, or $0.04 per share ($0.06 from continuing operations), versus net income attributable to shareholders of $145,000, or $0.01 per share ($0.02 from continuing operations), in 2016. The 2016 results included a $3.5 million ($0.12 per share) gain on the sale of a portion of Acorn’s interest in DSIT.

OmniMetrix

As compared to the fourth quarter of 2016, revenue from Acorn’s OmniMetrix remote monitoring and control business rose 8% to $1,124,000 in the fourth quarter of 2017. The improvement was driven by increased sales of hardware monitoring equipment and monitoring services.

OmniMetrix’s full year revenue performance is reviewed in the table below:

($ in thousands)	2017	2016	% Increase	% Increase on normalized 2016 revenue
Hardware revenue	$2,115	$1,689	25%	25%
Monitoring revenue	$2,235	$1,896	18%	10%*
Total revenue	$4,350	$3,585	21%	17%

* 2016 monitoring revenue included a one-time negative adjustment of $130. Normalized revenue removes the impact of that adjustment.

As noted in the table above, revenue rose 21% in 2017 to $4,350,000 versus $3,585,000 in 2016. Excluding the impact of a second quarter 2016 revenue adjustment, revenue would have grown 17%.

OmniMetrix’s fourth quarter 2017 gross profit was $610,000, reflecting a gross margin of 54%, compared to fourth quarter 2016 gross profit of $588,000 and gross margin of 56%. The slightly lower margin was due to increased monitoring costs in the fourth quarter though monitoring margins remained high at 82%.

Full year 2017 gross profit was $2,447,000, reflecting a gross margin of 56%, compared to gross profit of $1,894,000 in 2016, which provided a gross margin of 53%. The increase in margin is attributable to gross margin on hardware revenue increasing to 27% in 2017 from 18% in 2016. This increase was due to reduced costs for Power Generation units, which benefited from product redesigns. Gross margin on monitoring revenue remained strong at 84% in 2017.

OmniMetrix’s operating costs were virtually unchanged, declining 1% to $815,000 in the fourth quarter of 2017, versus $825,000 in the fourth quarter of 2016. For the full year 2017, compared to 2016, OmniMetrix’s operating costs rose 5% to $3,230,000, reflecting increased levels of investment in sales and marketing in 2017 as well as higher R&D expense required for continued development of next generation Power Generation and innovative Cathodic Protection products.

OmniMetrix’s fourth quarter 2017 operating loss improved to $205,000 from $237,000 in the fourth quarter of 2016. For the full year 2017, higher revenue and gross profit led to a reduced operating loss of $783,000 versus an operating loss of $1,190,000 in 2016.

DSIT Solutions

Acorn recorded $450,000 as its share of DSIT’s net income in 2017, including $192,000 in the fourth quarter of 2017. On February 14, 2018, Acorn completed the sale of its remaining interest in DSIT for $5.8 million before transaction costs and withholding taxes. As a result of the sale, Acorn recorded an impairment charge of $308,000 in the fourth quarter of 2017 to adjust the equity investment balance for DSIT on Acorn’s balance sheet to reflect the terms of the DSIT sale.

From the sale, Acorn could also receive an additional $500,000 in the event that DSIT is successful in securing a certain multi-million dollar contract related to its new state-of-the-art fiber-optic pipeline monitoring solution. This amount could be held in escrow for up to twenty months and could be reduced by any representation or warranty claims by the purchasers of Acorn’s DSIT stake.

Liquidity and Capital Resources

Net cash increased by $240,000 at year-end 2017 compared to year-end 2016. The closing of the February 2018 DSIT transaction provided Acorn with approximately $1.9 million in cash after paying transaction costs, withholding taxes and the repayment of director loans, including associated accrued interest, and $1.6 million due to DSIT. As a result, Acorn’s corporate cash balance on March 16, 2018, was approximately $2.4 million and the Company had no long-term debt.

In October 2017, OmniMetrix renewed its Loan and Security Agreement, providing OmniMetrix with access to accounts receivable formula-based financing of the lesser of 75% of eligible receivables or $1 million. Under this facility, $313,000 was outstanding as of December 31, 2017, with approximately $182,000 of remaining unused credit available.

Conference Call Details

Date/Time:	Tuesday, March 27th at 10:00 a.m. EDT
Dial-in Number:	844-834-0644 or 412-317-5190 Int’l
Questions:	Email questions for the call to acfn@catalyst-ir.com
Replay & Transcript:	The call audio file and transcript will be posted to the Investor
Relations section of Acorn’s website when available.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, Inc. and consolidates its assets, liabilities and results of operations. OmniMetrix is a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 23 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business; reaching profitability; or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties, which may affect Acorn Energy’s business, including the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS(

IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$1,124	$1,041	$4,350	$8,659
Cost of sales	514	453	1,903	5,134
Gross profit	610	588	2,447	3,525
Operating expenses:
Research and development expenses, net	128	136	518	927
Selling, general and administrative expenses	1,018	806	3,840	5,651
Total operating expenses	1,146	942	4,358	6,578
Operating loss	(536)	(354)	(1,911)	(3,053)
Finance expense, net	(92)	(13)	(231)	(572)
Gain on sale of interest in DSIT, net of transaction costs	—	—	—	3,543
Loss before income taxes	(628)	(367)	(2,142)	(82)
Income tax expense	—	—	(41)	(19)
Net loss after income taxes	(628)	(367)	(2,183)	(101)
Share of income in DSIT	192	205	450	268
Impairment of investment in DSIT	(308)		(308)	—
Income (loss) before discontinued operations	(744)	(162)	(2,041)	167
Income (loss) from discontinued operations, net of income taxes	—	137	698	(286)
Net loss	(744)	(25)	(1,343)	(119)
Non-controlling interest share of loss – continuing operations	50	57	174	264
Net income (loss) attributable to Acorn Energy, Inc. shareholders.	$(694)	$32	$(1,169)	$145

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.02)	$(0.00)	$(0.06)	$0.02
From discontinued operations	0.00	0.00	0.02	(0.01)
Net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$(0.02)	$0.00	$(0.04)	$0.01
Weighted average shares outstanding attributable to Acorn shareholders – basic	29,500	29,323	29,423	28,488

Weighted average shares outstanding attributable to Acorn shareholders –diluted	29,500	29,323	29,423	28,531

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$481	$222
Escrow deposit	—	579
Accounts receivable, net	1,103	1,005
Inventory, net	229	202
Other current assets	1,090	932
Investment in DSIT	5,800	5,658
Current assets – discontinued operations	—	119
Total current assets	8,703	8,717
Property and equipment, net	139	214
Other assets	380	309
Total assets	$9,222	$9,240

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit	$313	$376
Accounts payable	489	708
Accrued payroll, payroll taxes and social benefits	—	327
Deferred revenue	2,753	2,149
Due to Acorn directors	1,690	—
Due to DSIT	1,624	—
Other current liabilities	651	629
Current liabilities – discontinued operations	—	997
Total current liabilities	7,520	5,186
Long-term liabilities:
Deferred revenue	811	629
Other long-term liabilities	139	202
Due to Acorn director	—	165
Due to DSIT	—	1,171
Total long-term liabilities	950	2,167
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,302,271 and 30,124,494 shares at December 31, 2017 and 2016, respectively	303	301
Additional paid-in capital	99,819	99,767
Warrants	1,600	1,600
Accumulated deficit	(98,215)	(97,046)
Treasury stock, at cost – 801,920 shares at December 31, 2017 and 2016	(3,036)	(3,036)
Accumulated other comprehensive loss	—	(254)
Total Acorn Energy, Inc. shareholders’ equity	471	1,332
Non-controlling interests	281	555
Total equity	752	1,887
Total liabilities and equity	$9,222	$9,240